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                                                                    Exhibit 99.3




      We hereby consent to the references to our firm in the Registration Statement and Prospectus which is part of the Registration Statement on Form F-4 of Meridian Gold Inc. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

May 2, 2002


BMO NESBITT BURNS INC



By:   /s/ EGIZIO BIANCHINI
   --------------------------
      Egizio Bianchini
      Managing Director
      Group Head, Mining